Exhibit 2 (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our reports dated May 28, 2015, relating to the financial statements and financial highlights of Private Advisors Alternative Strategies Fund and Private Advisors Alternative Strategies Master Fund which appear in the March 31, 2015 Annual Report to Shareholders of Private Advisors Alternative Strategies Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Accountants and Legal Counsel" in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York

July 23, 2015